Exhibit 10.27

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of November 2, 2004, by and between OpBiz, LLC, d/b/a Planet Hollywood Resort & Casino (“Employer”), and Mark S. Helm (“Employee”).

1.                                       Employment.  Employer hereby employs Employee, and Employee hereby accepts employment by the Employer, as Employer’s Senior Vice President & General Counsel to perform such executive, managerial or administrative duties, commensurate with Employee’s position, as Employer may specify from time to time, during the Specified Term as defined in Section 2.  Employee shall report directly to the Chief Executive Officer of the Employer.

2.                                       Effective Date; Specified Term.  This Agreement shall be effective as of Employee’s commencement date.  Subject to earlier termination as provided herein, the term of the Employee’s employment hereunder shall commence on November 2, 2004 and terminate on the third (3rd) anniversary thereof (the “Specified Term”).  If Employee remains employed by Employer following the Specified Term, any such employment shall be expressly on an at will basis, unless the parties specifically agree in writing to extend the Specified Term.

3.                                       Compensation.

a.                                       Base Salary.  During the Specified Term, in consideration of the performance by Employee of Employee’s obligations hereunder to Employer and its parents, subsidiaries, affiliates, and joint ventures (collectively, the “Employer Group”), Employer shall pay Employee an annual base salary (the “Base Salary”) of $215,000, subject to annual review (provided that such review shall not entail a reduction in the Base Salary).  The Base Salary shall be payable in accordance with the payroll practices of Employer as in effect from time to time for Employer’s senior executives.

b.                                      Bonus Compensation.  Employee is eligible to participate in the Planet Hollywood Resort and Casino Discretionary Management Bonus Plan according to its terms, as amended from time to time by the Board of Directors in its sole discretion.  Such Bonus Plan is primarily based on achievement of Employer’s EBITDA goals and Employee performance as determined by the Board; provided that such Bonus Plan shall contemplate up to 50% of Employee’s Base Salary being paid out on such EBITDA goals and Employee performance.  Employee shall be eligible to receive such other bonuses as may be determined in the sole discretion of Employer’s Board of Directors.

c.                                       Employee Benefit Programs.  During the Specified Term, Employee shall be entitled to participate in Employer’s employee benefit plans as are generally made available from time to time to Employer’s senior executives, subject to the terms and conditions of such plans, and subject to Employer’s right to amend, terminate or take other similar actions with respect to such plans.

d.                                      Relocation Expense Reimbursements.  Employer requires Employee to relocate to Las Vegas, Nevada as soon as practicable.  Accordingly, Employer will pay or reimburse Employee for Employee’s reasonable relocation expenses from Orlando, Florida to Las Vegas, Nevada, such expenses to include:  (i) one house-hunting trip for Employee and Employee’s spouse; (ii) relocation expenses in moving Employee’s personal property and household goods, including packing and transport (and shipment of two (2) automobiles, if necessary); (iii) final travel expenses for Employee and spouse (and two pets); (iv) direct and actual closing costs and broker fees on sale of residence in Orlando, Florida capped at ten thousand dollars ($10,000.00); and (v) temporary housing in the Las Vegas area for Employee; provided that such temporary housing shall be subject to Employee’s obligation to use commercially reasonable best efforts to immediately secure permanent housing and shall in any event be capped at three thousand dollars ($3,000.00) (collectively, the “Relocation Expenses”).  Reimbursement of Relocation Expenses will be fully “grossed-up” by the Company for any imputed income required to be recognized so that the economic effect to Employee is the same as if these benefits were provided to Employee on a non-taxable basis.  Notwithstanding the foregoing, Employee agrees that if Employee resigns within the first six months of employment under this Agreement, Employee shall repay to Employer all Relocation Expenses paid by Employer.  If Employee resigns between the seventh and twelfth month of employment under this Agreement, Employee shall repay to Employer 50% of the Relocation Expenses.  From and after the first anniversary of employment, Employee shall have no reimbursement obligation of any kind with respect to Relocation Expenses.

e.                                       Business Expense Reimbursements.  Employer will pay or reimburse Employee for all reasonable out-of-pocket expenses, including travel expenses, bar licensing expenses and continuing legal education that Employee incurs during the Specified Term in the course of performing Employee’s duties under this Agreement upon timely submission of appropriate documentation to Employer, as prescribed from time to time by Employer.

f.                                         Option Plan.  Employee is eligible to participate in the Planet Hollywood Resort and Casino Management Incentive Options Plan (“Options Plan”) according to its terms, as established and amended from time to time by the Board of Directors in its sole discretion.

Pursuant to the terms of the Options Plan, Employee is eligible to receive options to purchase two tenths of one percent (.2%) (subject to dilution as set forth in the

Options Plan) of equity interest in Mezzco, LLC (or such other entity as determined by the Options Plan).  Employee’s options shall carry a strike price based on a $100 million equity value and will vest in three equal installments on the first three annual anniversary dates of the Specified Term.

4.                                       Extent of Services.  Employee agrees that the duties and services to be performed by Employee shall be performed exclusively for members of the Employer Group.  Employee further agrees to perform such duties in an efficient, trustworthy, lawful, and businesslike manner.  Employee agrees not to render to others any service of any kind whether or not for compensation, or to engage in any other business activity whether or not for compensation, that is similar to or conflicts with the performance of Employee’s duties under this Agreement, without the prior written approval of the Board.

5.                                       Policies and Procedures.  In addition to the terms herein, Employee agrees to be bound by Employer’s policies and procedures including drug testing and background checks, as they may be established or amended by Employer in its sole discretion from time to time.  In the event the terms in this Agreement conflict with Employer’s policies and procedures, the terms herein shall take precedence.  Employer recognizes that it has a responsibility to see that its employees understand the adverse effects that problem gambling and underage gambling can have on individuals and the gaming industry as a whole.  Employee agrees to read, understand, and comply with Employer’s policy prohibiting underage gaming and supporting programs to treat compulsive gambling.

6.                                       Licensing Requirements.  Employee acknowledges that Employer is engaged in a business that is or may be subject to and exists because of privileged licenses issued by governmental authorities in Nevada and other jurisdictions in which Employer or Employer Group is engaged or has applied or, during the Specified Term, may apply to engage in the gaming business.  If requested to do so by Employer or Employer Group, Employee shall apply for and obtain, at Employer’s cost, any license, qualification, clearance or the like that shall be requested or required of Employee by any regulatory authority having jurisdiction over Employer or Employer Group.

7.                                       Failure to Satisfy Licensing Requirement.  If Employee fails to satisfy any licensing requirement referred to in Section 6 above, or if any governmental authority directs the Employer to terminate any relationship it may have with Employee, or if Employer shall determine, in Employer’s sole and exclusive judgment, that Employee was, is or might be involved in, or is about to be involved in, any activity, relationship(s) or circumstance that could or does jeopardize the business of Employer or Employer’s Group, reputation or such licenses, or if any such license is threatened to be, or is, denied, curtailed, suspended or revoked, this Agreement may be terminated by Employer and the parties’ obligations and responsibilities shall be determined by the provisions of Section 11(b).

8.                                       Restrictive Covenants.

a.                                       Competition.  Employee acknowledges that, in the course of Employee’s responsibilities hereunder, Employee will form relationships and become acquainted with certain confidential and proprietary information as further described in Section 8(b).  Employee further acknowledges that such relationships and information are and will remain valuable to the Employer and Employer Group and that the restrictions on future employment, if any, are reasonably necessary in order for Employer and Employer Group to remain competitive in the gaming industry.  In recognition of their heightened need for protection from abuse of relationships formed or information garnered before and during the Specified Term of the Employee’s employment hereunder, Employee covenants and agrees for:

i.                                          the twelve (12) month period immediately following termination of employment for any reason (the “Restrictive Period”), not to, unless required by law or administrative process:

A.                                   Make known to any third party the names and addresses of any of the customers of Employer or any member of Employer Group, or any other information or data pertaining to those customers;

B.                                     Call on, solicit, induce to leave and/or take away, or attempt to call on, solicit, induce to leave and/or take away, any of the customers of Employer or any member of the Employer Group, either for Employee’s own account or for any third party;

C.                                     Call on, solicit and/or take away, any potential or prospective customer of Employer or any member of the Employer Group, on whom the Employee called or with whom Employee became acquainted during employment (either before or during the Specified Term), either for Employee’s own account or for any third party; and

D.                                    Approach or solicit any employee or independent contractor of Employer or any member of the Employer Group with a view towards enticing such person to leave the employ or service of Employer or any member of the Employer Group, or hire or contract with any employee or independent contractor of Employer or any member of the Employer Group, without the prior written consent of the Employer, such consent to be within Employer’s sole and absolute discretion.

b.                                      Confidentiality.  Employee covenants and agrees that Employee shall not at any time during the Specified Term or thereafter, without Employer’s prior written consent, such consent to be within Employer’s sole and absolute discretion, disclose or make known to any person or entity outside of the Employer Group any Trade Secret (as defined below), or proprietary or other confidential information concerning Employer or any member of the Employer Group, including without limitation, Employer’s customers and its casino, hotel, and marketing data practices, procedures, management policies or any other information regarding Employer or any member of the Employer Group, which is not already and generally known to the public through no wrongful act of Employee or any other party.  Employee covenants and agrees that Employee shall not at any time during the Specified Term, or thereafter, without the Employer’s prior written consent, utilize any such Trade Secrets, proprietary or confidential information in any way, including communications with or contact with any such customer other than in connection with employment hereunder.  For purposes of this Section 8, Trade Secrets is defined as data or information, including a formula, pattern, compilation, program, device, method, know-how, technique or process, that derives any economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who may or could obtain any economic value from its disclosure or use.

c.                                       Former Employer Information.  Employee will not intentionally, during the Specified Term, improperly use or disclose any proprietary information or Trade Secrets of any former employer or other person or entity and will not bring onto the premises of the Employer any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

d.                                      Third Party Information.  Employee acknowledges that Employer and other members of the Employer Group have received and in the future will receive from third parties their confidential or proprietary information subject to a duty to maintain the confidentiality of such information and to use it only for certain limited purposes.  Employee will hold all such confidential or proprietary information in the strictest confidence and will not disclose it to any person or entity or to use it except as necessary in carrying out Employee’s duties hereunder consistent with Employer’s (or such other member of the Employer Group’s) agreement with such third party.

e.                                       Employer’s Property.  Employee hereby confirms that Trade Secrets, proprietary or confidential information and all information concerning customers who utilize the goods, services or facilities of any hotel and/or casino owned, operated or managed by Employer constitute Employer’s exclusive property (regardless of whether Employee possessed or claims to have possessed such information prior to the date hereof).  Employee agrees that upon termination of employment,

Employee shall promptly return to the Employer all notes, notebooks, memoranda, computer disks, and any other similar repositories of information (regardless of whether Employee possessed such information prior to the date hereof) in the possession of Employee containing or relating in any way to the Trade Secrets or proprietary or confidential information of each member of the Employer Group, including but not limited to, the documents referred to in Section 8(b).  Such repositories of information also include but are not limited to any so-called personal files or other personal data compilations in any form, which in any manner contain any Trade Secrets or proprietary or confidential information of Employer or any member of the Employer Group.

f.                                         Notice to Employer.  Employee agrees to notify Employer immediately of any employers for whom Employee works or provides services (whether or not for remuneration to Employee or a third party) during the Specified Term or within the Restrictive Period.  Employee further agrees to promptly notify Employer, during Employee’s employment with Employer, of any contacts made by any gaming licensee that concern or relate to an offer of future employment (or consulting services) to Employee.

9.                                       Representations.  Employee hereby represents, warrants and agrees with Employer that:

a.                                       The covenants and agreements contained in Sections 3, 4, 6, 7, and 8 above are reasonable, appropriate, and suitable in their geographic scope, duration, and content; the Employer’s agreement to employ the Employee and a portion of the compensation and consideration to be paid to Employee hereunder is separate and partial consideration for such covenants and agreements; the Employee shall not, directly or indirectly, raise any issue of the reasonableness, appropriateness and suitability of the geographic scope, duration or content of such covenants and agreements in any proceeding to enforce such covenants and agreements; and such covenants and agreements shall survive the termination of this Agreement, in accordance with their terms;

b.                                      The enforcement of any remedy under this Agreement will not prevent Employee from earning a livelihood, because Employee’s past work history and abilities are such that Employee can reasonably expect to find work in other areas and lines of business;

c.                                       The covenants and agreements stated in Sections 4, 6, 7, and 8 above are essential for the Employer’s reasonable protection;

d.                                      Employer has reasonably relied on these covenants and agreements by Employee; and

e.                                       Employee has the full right to enter into this Agreement and by entering into and performance of this Agreement will not violate or conflict with any arrangements or agreements Employee may have or agreed to have with any other person or entity.

f.                                         Employee acknowledges and warrants to Employer the receipt and sufficiency of separate consideration for the assignment by Employer of Employer’s rights and Employee’s obligation under Section 8.

Notwithstanding Section 25, Employee agrees that in the event of Employee’s breach or threatened breach of any covenants and agreements set forth in Sections 4 and 8 above, Employer may seek to enforce such covenants and agreements in court through any equitable remedy, including specific performance or injunction, without waiving any claim for damages.  In any such event, Employee waives any claim that the Employer has an adequate remedy at law or for the posting of a bond.

10.                                 Termination for Death or Disability.  Employee’s employment hereunder shall terminate upon Employee’s death or disability (as defined below).  In the event of Employee’s death or disability, Employee (or Employee’s estate or beneficiaries in the case of death) shall have no right to receive any compensation or benefit hereunder or otherwise from Employer or any member of the Employer Group on and after the effective date of termination of employment other than (1) unpaid Base Salary earned to the date of termination of employment (which shall be paid on Employer’s next scheduled payroll date), (2) any earned but unpaid bonus then payable to Employee (which shall be paid on Employer’s next scheduled payroll date), (3) expense reimbursement pursuant to Section 3(d) and (e), and (4) benefits provided pursuant to Section 3(c), subject to the terms and conditions applicable thereto. For purposes of this Section 10, disability is defined as Employee’s incapacity, certified by a licensed physician selected by Employer (“Employer’s Physician”), which precludes Employee from performing the essential functions of Employee’s duties hereunder for sixty (60) days or more.  In the event Employee disagrees with the conclusions of the Employer’s Physician, Employee (or Employee’s representative) shall designate a physician (“Employee’s Physician”), and Employer’s Physician and Employee’s Physician shall jointly select a third physician (“Third Physician”), who shall make the determination which determination shall be final and binding on the parties hereto.  Employee hereby consents to any examination or to provide or authorize access to any medical records that may be reasonably required by Employer’s Physician or the Third Physician in connection with any determination to be made pursuant to this Section 10.

11.                                 a.             Termination by Employer for Cause.  Employer may terminate Employee’s employment hereunder for Cause (as defined below) at any time.  If Employer terminates Employee’s employment for Cause, Employee shall have no right to receive any compensation or benefit hereunder or otherwise from Employer or any member of the Employer Group on and after the effective date of termination of employment other than (1) unpaid Base Salary earned to the date of termination of employment (which shall be paid on Employer’s next scheduled payroll date), (2) business expense reimbursement pursuant to Section 3(e), and (3) benefits provided pursuant to Section 3(c), subject to the terms and conditions applicable thereto.  For purposes of this Section 11, Cause is defined as Employee’s (a) failure to abide by Employer’s policies and procedures, (b) misconduct, insubordination, or inattention to Employer’s business, (c) failure to perform the duties required of Employee up to the standards established by the Board, or other material breach of this Agreement (other than as a result of a Disability), or (d) failure or inability to satisfy the requirements stated in Section 7 above.  Prior to a termination for cause under this paragraph 11(a), the Employer must provide a written letter of deficiency to Employee that details Employee’s deficient conduct and thereafter provide Employee 30 days to cure such deficiency.  If after 30 days Employer continues to believe cause exists to terminate the Employee, then Employer shall send a second letter to Employee terminating Employee that memorializes the failure of Employee to cure the asserted deficiency.

b.                                      Termination by Employer without Cause.  Employer may terminate Employee “at will” at any time upon fifteen (15) days prior written notice, or, in the Employer’s sole discretion, the equivalent of two weeks of Base Salary in lieu of notice.  If Employer terminates Employee at will under this paragraph, Employee shall have no right to receive any compensation or benefit hereunder or otherwise from Employer or any member of the Employer Group on and after the effective date of termination of employment other than (1) unpaid Base Salary earned to the date of termination of employment (which shall be paid on Employer’s next scheduled payroll date), (2) any earned but unpaid bonus then payable to Employee (which shall be paid on Employer’s next scheduled payroll date), (3) expense reimbursement pursuant to Section 3(d) and (e), (4) benefits provided pursuant to Section 3(c), subject to the terms and conditions applicable thereto, and (5) twelve (12) months of Base Salary.

12.           Termination by Employee.  Employee may terminate Employee’s employment hereunder upon thirty (30) days’ prior written notice to Employer.  If Employee terminates his employment other than for (a) death, (b) disability, (c) failure of Employer to pay Employee’s compensation when due, (d) an uncured default of this Agreement by Employer following written notice to Employer and a reasonable opportunity for Employer to cure, or (e) material reductions in Employee’s duties and responsibilities without his consent, and (f) a change of control of Employer other than through a public offering, Employee shall have no right to receive any compensation or benefit hereunder or otherwise from Employer or any member of the Employer Group on and after the effective date of termination of employment other than (1) unpaid Base Salary earned to the date of termination of employment (which shall be paid on Employer’s next scheduled payroll date), (2) expense reimbursement pursuant to Section 3(e), and (3) benefits provided pursuant to Section 3(c), subject to the terms and conditions applicable thereto.

In the event that Employee terminates this Agreement as a result of Sections 12(c),(d),(e) or (f), Employee shall have no right to receive any compensation or benefit hereunder or otherwise from Employer or any member of the Employer Group on and after the effective date of termination of employment other than (1) unpaid Base Salary earned to the date of termination of employment (which shall be paid on Employer’s next scheduled payroll date), (2) any earned but unpaid bonus then payable to Employee (which shall be paid on Employer’s next scheduled payroll date), (3) expense reimbursement pursuant to Section 3(d) and (e), (4) benefits provided pursuant to Section 3, subject to the terms and conditions applicable thereto, and (5) twelve (12) months of Base Salary.

13.           Release; Full Satisfaction.  Notwithstanding anything to the contrary, no payments or benefits shall be provided that are in addition to the payments or benefits that would be provided pursuant to Section 12, unless and until Employee executes and delivers a standard form of general release of claims; provided, however, that Employee shall not be required to release any indemnification rights or continuing rights to benefits under Employer’s benefit plans, in accordance with the terms and conditions of such plans.

14.           Cooperation Following Termination.  Following termination of employment of Employee’s employment hereunder for any reason, Employee agrees to reasonably cooperate with Employer upon the reasonable request of the Board and to be reasonably available to Employer with respect to matters arising out of Employee’s services to any member of the Employer Group.  Employer shall reimburse, or at Employee’s request, advance Employee for expenses reasonably incurred in connection with such matters.

15.           Interpretation; Each Party the Drafter.  Each of the parties was represented by or had the opportunity to consult with counsel who either participated in the formulation and documentation of, or was afforded the opportunity to review and provide comments on, this Agreement.  Accordingly, this Agreement and the provisions contained in it shall not be construed or interpreted for or against any party to this agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

16.           Indemnification.  Employer shall indemnify Employee to the fullest extent permitted by Nevada law and the articles of incorporation and bylaws of the Employer.  Such indemnification shall include, without limitation, the following:

a.                                       Indemnification Involving Third Party Claims.  Employer shall indemnify Employee if Employee is a party to or is threatened to be made a party to or otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (each a “Claim”), other than a Claim by or in the name of Employer or any entity in the Employer Group, by reason of the fact that Employee is or was serving as an employee or agent of Employer or any entity in the Employer Group (each an “Indemnifiable Event”), against all expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement (collectively, “Expenses”) actually and reasonably incurred by Employee in connection with the investigation, defense, settlement or appeal of such Claim, if Employee either is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner Employee reasonably believed to be in or not opposed to the best interests of Employer and, in the case of a criminal Claim, in addition had no reasonable cause to believe that his or her conduct was unlawful.

b.                                      Determination of Appropriateness of Indemnification.  Notwithstanding the foregoing, the obligations of Employer under Section 16 shall be subject to the condition that, unless ordered by a court, a determination shall have been made that indemnification is proper under the specific circumstances, pursuant to and in accordance with NRS Section 78.751, as in effect from time to time.

c.                                       Indemnification for Defense Only.  The indemnification authorized by this Section 16 does not include any actions, suits or proceedings initiated by Employee against Employer or any entity in the Employer Group.

d.                                      Settlement of Claims.  Neither Employee nor Employer shall settle any Claim without the prior written consent of the other (such consent not to be unreasonably withheld or delayed).

17.           Severability.  If any provision hereof is unenforceable, illegal or invalid for any reason whatsoever, such fact shall not affect the remaining provisions hereof, except in the event a law or court decision, whether on application for declaration, or preliminary injunction or upon final judgment, declares one or more of the provisions of this Agreement that impose restrictions on Employee unenforceable or invalid because of the geographic scope or time duration of such restriction.  In such event, Employer shall have the option:

(A)                              To deem the invalidated restrictions retroactively modified to provide for the maximum geographic scope and time duration that would make such provisions enforceable and valid; or

(B)                                To terminate this Agreement pursuant to Section 11 as a Termination without Cause.

Exercise of any of these options shall not affect Employer’s right to seek damages or such additional relief as may be allowed by law in respect to any breach by Employee of the enforceable provisions of this Agreement.

18.           Survival.  Notwithstanding anything in this Agreement to the contrary, to the extent applicable, Sections 8 through and including Section 17 shall survive the termination of this Agreement.

19.           Notice.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given

(i) when personally delivered, (ii) the business day following the day when deposited with a reputable and established overnight express courier (charges prepaid), or (iii) five (5) days following mailing by certified or registered mail, postage prepaid and return receipt requested.  Unless another address is specified, notices shall be sent to the addresses indicated below:

To Employer:

OpBiz, LLC
3667 Las Vegas Boulevard
Las Vegas, Nevada 89109
Attn: Michael V. Mecca

To Employee:

Mark S. Helm
3734 Britainshire Court
Orlando, Florida 32837

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

20.           Tax Withholding.  Notwithstanding any other provision of this Agreement, Employer may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such Federal, state, local and other taxes as shall be required to be withheld under any applicable law or regulation.

21.           Dispute Resolution.

a.                                       Any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud, or arising from or related in any way to Employee’s employment with Employer will be submitted for final resolution by private arbitration before a single arbitrator and in accordance with the National Rules for the Resolution of Employment Disputes and practices then in effect of, the American Arbitration Association, or any successors thereto (“AAA”), except where those rules conflict with these provisions, in which case these provisions control; provided, however, that Employer shall have the right to seek in court equitable relief, including a temporary restraining order, preliminary or permanent injunction or an injunction in aid of arbitration, to enforce its rights set forth in Section 8.  The arbitration will be held in Las Vegas, Nevada.

b.                                      Giving recognition to the understanding of the parties hereto that they contemplate reasonable discovery, including document demands and depositions, the arbitrator shall provide for discovery in accordance with the Nevada Rules of Civil Procedure as reasonably applicable to this private arbitration.

c.                                       To the extent possible, the arbitration hearings and award will be maintained in confidence, except as may be required by law or for the purpose of enforcement of an arbitral award.

d.                                      Each party shall bear its own costs and expenses incurred in connection with arbitration proceedings pursuant to this Agreement to arbitrate.  The costs and expenses of the arbitrators and related expenses shall be shared equally between Employer, on one hand, and Employee on the other hand.

e.                                       Each party hereto waives, to the fullest extent permitted by law, any claim to punitive or exemplary or liquidated or multiplied damages from the other.

22.           No Waiver of Breach or Remedies.  No failure or delay on the part of Employer or Employee in exercising any right, power or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

23.           Amendment or Modification.  No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by a member of the Board (other than Employee), and Employee, nor consent to any departure by the Employee from any of the terms of this Agreement shall be effective unless the same is signed by a member of the Board (other than Employee).  Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

24.           Governing Law; Venue.  The laws of the State of Nevada shall govern the validity, construction, and interpretation of this Agreement, without regard to conflict of law principles.  Each party irrevocably submits to the exclusive jurisdiction of the courts of the State of Nevada located in Clark County in any action, suit or proceeding arising out of or relating to this Agreement or any matters contemplated hereby, and agrees that any such action, suit or proceeding shall be brought only in such court.

25.           Headings.  The headings in this Agreement have been included solely for convenience of reference and shall not be considered in the interpretation or construction of this Agreement.

26.           Assignment.  This Agreement is personal to Employee and may not be assigned by Employee.

27.           Successors and Assigns.  This Agreement may be assigned by Employer to its successors and shall be binding upon the successors and assigns of Employer.

28.           Prior Agreements.  This Agreement shall supersede and replace any and all other prior discussions and negotiations as well as any and all agreements and arrangements that may have been entered into by and between Employee or any predecessor thereof, on the one hand, and Employee, on the other hand, prior to the Closing Date relating to the subject matter hereof.  Employee acknowledges that all rights under such prior agreements and arrangements shall be extinguished.

IN WITNESS WHEREOF, Employer and Employee have entered into this Agreement in Las Vegas, Nevada, as of the date first written above.

“EMPLOYEE”

MARK S. HELM

Signature

“EMPLOYER”

OPBIZ, LLC, d/b/a PLANET HOLLYWOOD RESORT & CASINO

By:

Its:
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